Filed pursuant to Rule 433
Registration Statement No. 333-137542

October 2006

FORWARD LOOKING STATEMENTS This presentation may include forward-looking statements. These forward-looking statements include comments with respect to our objectives and strategies, and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers of this presentation not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements. Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory and technological conditions. We caution that the foregoing list is not exhaustive. When relying on forward-looking statements to make decisions, investors should carefully consider the aforementioned factors as well as other uncertainties and events.

Dearborn Bancorp, Inc. ("Dearborn") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Dearborn has filed with the SEC for more complete information about Dearborn and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Dearborn, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (800) 221-5588. FREE WRITING PROSPECTUS

INTRODUCTION Michael J. Ross President and Chief Executive Officer Jeffrey L. Karafa Vice President, Treasurer and Secretary

OFFERING SUMMARY Shares offered: 2,700,000 Over-allotment: 15% Shares outstanding1 (post offering): 8,317,565 Market cap1,2 (post offering): $194 million Use of proceeds: Acquisition of Fidelity Nasdaq symbol: DEAR Underwriters: Oppenheimer & Co. (Lead) Howe Barnes Hoefer & Arnett Expected timing: Early - November 1 Assuming over-allotment option is not exercised 2 Based on closing price of $23.35 as of 10/20/2006

ABOUT DEARBORN BANCORP Commenced business in February 1994 Became a publicly-traded company in April 1998 Full service community bank with total assets of $788 million 13 office locations in Wayne, Macomb, Oakland and Washtenaw Counties in Southeast Michigan

STRATEGY Grow Through Branch Expansion Grow Through Selected Acquisitions Emphasize Community Banking Focus on Commercial Real Estate Lending Capitalize on Consolidation in Our Market Hire Experienced, Local Bankers Control Our Operating Costs

MARKET AREA Wayne, Macomb, Washtenaw, and Oakland Counties Total population of 3,414,967 Median household incomes of $50,848, $58,598, $59,069, and $69,794 respectively Total deposits of $72.7 billion as of June 30, 2006, an increase of 44% from $50.5 billion as of June 30, 2000 Total deposits accounted for 48% of the total deposit market share in Michigan as of June 30, 2006 * Statistics for Wayne County exclude the City of Detroit

CONSOLIDATION TREND Year Competitor Name Location Target 2004 Royal Bank of Scotland Scotland Charter One Financial 2004 J.P. Morgan Chase New York, NY Bank One Corporation 2004 First Place Financial Warren, OH Franklin Bancorp 2001 Fifth Third Bancorp Cincinnati, OH Old Kent Financial Corporation 2000 ABN AMRO Holding Chicago, IL Michigan National Corporation 1998 National City Corporation Cleveland, OH First of America Bank Corporation 1998 Bank One Corporation Chicago, IL First Chicago NBD Corporation 1996 ABN AMRO Holding Chicago, IL Standard Federal Bancorporation 1995 First Chicago Corporation Chicago, IL NBD Bancorp 1995 Charter One Financial Cleveland, OH FirstFed Michigan Corporation 1995 TCF Financial Corporation Wayzata, MN Great Lakes Bancorp

FINANCIAL GROWTH Total Assets ($ in thousands) ($ in thousands) Total Deposits Net Income Diluted Earnings Per Share ($ in thousands) 2001 - 2005 CAGR: 32.8% 2001 - 2005 CAGR: 34.6% 2001 - 2005 CAGR: 48.6% 2001 - 2005 CAGR: 33.2%

CREDIT QUALITY Total Loans ($ in thousands) Net Charge-Offs / Avg. Loans Allowance for Loan Losses / Total Loans Nonperforming Assets / Total Assets Midwest High Growth Peer Group: MCBC, MBWM, COBH, QCRH, TOFC * YTD Annualized 2001 - 2005 CAGR: 38.1%

PROFITABILITY Return on Average Equity Return on Average Assets Net Interest Margin (FTE) Efficiency Ratio Midwest High Growth Peer Group: MCBC, MBWM, COBH, QCRH, TOFC * YTD Annualized

MIDWEST HIGH GROWTH PEER GROUP Operating Statistics Market Data 1 Based on DEAR management projections excluding the pro forma effects of the offering and the acquisition of Fidelity Peer Group: Banks in IL, IN, MI, OH, and PA with 2000 - 2005 annual asset growth > 20% and $500 million - $2.0 billion in total assets Source: SNL Financial

RELATIVE STOCK PRICE PERFORMANCE Five-year compounded annual price appreciation of 25.9% vs. 11.2% for the Nasdaq Bank Index Ten stock dividends distributed since October 2001

FORWARD LOOKING STATEMENTS This presentation may include forward-looking statements. These forward-looking statements include comments with respect to our objectives and strategies, and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers of this presentation not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements. Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory and technological conditions. We caution that the foregoing list is not exhaustive. When relying on forward-looking statements to make decisions, investors should carefully consider the aforementioned factors as well as other uncertainties and events.

Dearborn Bancorp, Inc. ("Dearborn") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Dearborn has filed with the SEC for more complete information about Dearborn and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Dearborn, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (800) 221-5588. FREE WRITING PROSPECTUS

TRANSACTION SUMMARY Target Fidelity Financial Corporation of Michigan ("Fidelity") Deal value $70.5 million Consideration 100% cash Sources of cash (estimated): Equity offering1 $59.6 million Federal Funds Sold2 $11.4 million Anticipated closing: January 2007 Required approvals: Bank regulatory and Fidelity shareholders Reciprocal termination fee: $1.9M - buyer, $2.6M - seller Closing conditions: Customary, including financing Due diligence: Completed 1 Assuming over-allotment option is not exercised; based on closing price of $23.35 as of 10/20/2006 2 Includes estimated merger related costs of $500,000

TRANSACTION ASSUMPTIONS Annual cost savings: $1.17 million per year (25% of Fidelity's 2005 after-tax non- interest expense) Revenue enhancement: $0.65 million per year from redeployment of assets Estimated merger related costs: $0.5 million Financial impact: Accretive to 2007 EPS Estimated identifiable intangibles: Core deposits $0.94 million Borrower relationships $3.80 million Mark to market adjustments: Subject to 3rd party review

FIDELITY OVERVIEW Privately held commercial bank established in 1971, headquartered in Birmingham, Michigan 4th largest bank in Oakland County based on total assets of $251 million Strong deposit base Attractive cost of funds Deposit mix: 90% core deposits Conservative balance sheet and risk profile Solid asset quality Low loan to deposit ratio Conservative securities portfolio

FIDELITY OVERVIEW Selected Historical Financial Data 1 Interest expense divided by the sum of average interest bearing liabilities and average non-interest bearing deposits Source: SNL Financial and Fidelity *Fidelity earnings tax adjusted at 34%

STRATEGIC RATIONALE Increasing scale and enhancing overall franchise value Creates $1 billion institution and expands market presence to 20 offices Creates a premier commercial lending franchise in Southeast Michigan Manageable risk Friendly, in-market merger Companies currently share same outside loan review and IT platform Financially compelling Solid EPS accretion in 2007 Opportunity to leverage cost savings and revenue enhancements Organic growth potential in Oakland County Complementary philosophy Long tenured, well run and respected community bank Similar market and customer approach

PRO FORMA BRANCH MAP Deposit Market Share 1 FDIC deposit data as of 6/30/2006 for Macomb, Oakland, Washtenaw, and Wayne counties (excluding the city of Detroit) Source: SNL Financial

OAKLAND COUNTY MARKET AREA Large scale, growing market 2nd largest MI county and 31st largest U.S. county with 1,248,576 residents $38 billion in deposits 4th largest population increase of any county in MI from 2000 - 2005 Affluent population 4th highest per capita household income of U.S. counties with 1 million residents 6th among U.S. counties with 1 million residents based on % of population in management, professional, or related occupations Center of international commerce 9th among U.S. counties in the number of manufacturing firms exporting to foreign countries Headquarters of 8 Fortune 500 companies

PRO FORMA COMPOSITION Source: FDIC and Dearborn Bancorp, Inc.; data as of 6/30/06 Fidelity Deposits Fidelity Loans Pro Forma Deposits Pro Forma Loans DEAR Deposits DEAR Loans

CONTRIBUTION ANALYSIS June 30, 2006 June 30, 2006 June 30, 2006 June 30, 2006 June 30, 2006 June 30, 2006 ($ in millions) DEAR DEAR Fidelity1 Fidelity1 Combined2 Total assets $762 75% $251 25% $1,013 Gross loans 696 79% 187 21% 883 Total deposits 612 74% 217 26% 830 Total equity 88 75% 29 25% 117 LTM earnings 8.3 70% 3.5 30% 11.8 Offices 12 60% 8 40% 20 1 Fidelity earnings tax adjusted at 34% 2 Does not reflect the impact of purchase accounting or other deal adjustments at closing

It is beneficial to structure S-Corp acquisitions as taxable asset purchases under IRS section 338 Goodwill can be amortized over 15 years for tax purposes Tax savings are a cash flow benefit only, and will not affect GAAP net income ACCOUNTING TREATMENT ($ in thousands) Deal value $70,500 Fidelity equity 6/30/2006 29,195 Deal premium $41,305 Tax rate 34% Future tax benefit (premium x 34%) $14,043 Tax benefit per year (lasting 15 years) $936 Assumed discount rate 13.0% Present value of tax benefit $6,050

PRICING RATIOS DEAR / Fidelity1 Comparable Transactions2 Price / LTM earnings3 20.1x 21.4x Price / Book value 2.4x 2.4x Price / Tangible book value 2.4x 2.4x Premium / Core deposits4 21.1% 17.4% Adj. price5 / LTM earnings3 18.3x 21.4x Adj. price5 / Book value 2.2x 2.4x Adj. price5 / Tangible book value 2.2x 2.4x Adj. premium5 / Core deposits4 18.0% 17.4% 1 LTM earnings, core deposits, and book values are as of 6/30/06 2 Midwest bank deals from 1/1/2004 to 9/30/2006 with target assets between $200M - $500M 3 Fidelity LTM earnings tax adjusted at 34% 4 Core deposits = Total deposits - deposit accounts > $100k 5 Adjusted price = Purchase price - PV tax benefit

PRO FORMA INCOME STATEMENT ($ in millions, except share and per share data) 2007 DEAR net income1 $9.2 Fidelity net income2,6 3.6 Cost savings3,6 1.2 Revenue enhancements4,6 0.7 Other adjustments5,6 (0.8) Pro forma net income $13.9 Pro forma diluted shares 8,641,324 Pro forma GAAP EPS $1.61 DEAR stand alone 2007 EPS1 $1.55 GAAP EPS accretion 3.68% 1 Based on DEAR management projections excluding the pro forma effects of the offering and the acquisition of Fidelity 2 Based on DEAR management projections 3 Cost savings represent 25% of Fidelity's 2005 after-tax noninterest expense 4 Revenue enhancements through the redeployment of $50 million into higher yielding assets 5 Cost of Federal Funds Sold, CDI amortization, and borrower relationship intangible amortization 6 Tax adjusted at 34%

COST SAVINGS AND REVENUE ENHANCEMENTS June 30, 2006 June 30, 2006 ($ in thousands) Fidelity DEAR Loans / deposits 86% 114% Cash and securities / total assets 23% 6% Time deposits / deposits 15% 62% Core deposits / deposits 90% 61% YTD net interest margin (FTE) 5.11% 3.95% Lending limit $3,000 $6,000 Realizable cost savings of 25% of non-interest expense Potential for balance sheet leverage Deposits are underutilized with an 86% loan to deposit ratio and approximately $50 million of re-deployable assets Lending limit expansion from $3 to $6 million will allow Fidelity to increase lending capacity with new and existing customers Source: SNL Financial and Fidelity

October 2006